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Schroder Investment Management North America Inc.
875 Third Avenue, New York, NY 10022-6225

November 1, 2003

Schroder Capital Funds (Delaware)
Schroder Series Trust
875 Third Avenue (22nd Floor)
New York, New York 10022

Re: Fee Waivers and Expense Reimbursements

Dear Ladies and Gentlemen:

This is to inform you that we hereby agree to waive a portion of the management fees we are entitled to receive from Schroder International Fund so that through October 31, 2004 the Fund will pay management fees to us at the annual rate of 0.45% of the Fund's average daily net assets.

In addition, we hereby agree, until October 31, 2004, to reduce the compensation we are entitled to receive as investment adviser of Schroder International Fund, Schroder Emerging Markets Fund, Schroder U.S. Large Cap Equity Fund, Schroder U.S. Opportunities Fund, Schroder Small Capitalization Value Fund and Schroder MidCap Value Fund, and, if necessary, to pay certain other expenses of each such Fund, to the extent that the Fund's total operating expenses attributable to its Investor Shares exceed the following annual rates (based on the average net assets of each Fund taken separately):

SCHRODER CAPITAL FUNDS (DELAWARE)

                                                Investor Shares
                                                ---------------

       Schroder International Fund                  1.25%

       Schroder Emerging Markets Fund               1.50%

       Schroder U.S. Large Cap Equity Fund          2.00%

       Schroder U.S. Opportunities Fund             2.00%

SCHRODER SERIES TRUST

       Schroder Small Capitalization Value Fund     1.70%

       Schroder MidCap Value Fund                   1.35%

With respect to Schroder International Fund, the management fee waivers set forth in the first paragraph of this letter are not intended to reduce the total operating expenses of the Fund further than the amounts set forth in the above table.

Sincerely,

Schroder Investment Management
North America Inc.

By: /s/ Barbara Brooke Manning
    -----------------------------
    Name: Barbara Brooke Manning
    Title: Senior VP, Director